Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-3 of China SXT Pharmaceuticals, Inc. and Subsidiaries (the “Company”) of our report dated August 13, 2024, relating to our audits of the accompanying consolidated balance sheets of the Company as of March 31, 2024 and 2023, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2024, and the related notes (collectively referred to as the consolidated financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

October 22, 2024

999 18th Street, Suite 3000, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us